EXHIBIT 99.1

Puradyn Filter Technologies 2014 Sales Rose 23% to $3.1M, Reflecting

Growing Customer Acceptance and Recurring Filter Element Sales

Boynton Beach, FL – March 31, 2015 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), developer of bypass oil filtration systems that reduce oil-related maintenance costs while protecting high-value industrial engines, today reported audited financial results for the year ended December 31, 2014.

Puradyn’s 2014 net sales rose 23% to $3.1M, as a result of increased domestic orders from a number of large customers and a small increase in international sales. Replacement filter element sales continue to increase, growing approximately 14% in 2014 over 2013, and sales of new filtration systems and filtration application kits grew 27% over 2013.

Puradyn’s gross profit margin rose to 36% in 2014 versus 29% in 2013, reflecting an improving mix of higher margin products and pricing and reduced charges for slow moving inventory. Gross margin also benefitted from reduced costs on certain components as Puradyn secured alternative sources for these items. Selling and administration expense declined by 4% in 2014 compared to 2013, mostly due to decreases in employee benefits and travel & marketing expense.

Reflecting the increased gross profit and lower expenses, Puradyn’s loss from operations decreased to $0.9M in 2014 compared to $1.3M in 2013. Interest expense increased 15% in 2014 compared to 2013, reflecting increased borrowings in the period and a weighted average interest rate of 2.41% in 2014 versus 2.31% in 2013. Puradyn recorded a reduced net loss of $1.2M, or $(0.02) per basic share, in 2014 compared to a net loss of $1.3M, or $(0.03) per basic share, in 2013.

Kevin G. Kroger, President and COO, commented, “While Puradyn achieved solid topline growth and bottom-line improvements in 2014, we also built our foundation for future expansion through the introduction of new Millennium Technology System (MTS) filtration units and patented Polydry® replacement filter element technologies, which together deliver unique water removal capabilities, while still providing excellent solid particle removal and base additive replenishment. This next-generation product introduces patented technology that delivers unique advancements in oil protection. As more stringent engine exhaust emission regulations continue to be introduced, greater stresses will be imposed on the oil in new engines to achieve these standards, providing a growing need for high-efficiency filtration.

“Our MTS product has already started to gain momentum among existing customers.  Additionally, the MTS family of product has been introduced to a number of potential new customers across a variety of applications and industries we are targeting, and many have purchased systems for evaluation.

“While it is very difficult to predict the duration or outcome of these evaluation programs, we are very confident our proven filtration technology delivers compelling performance and clear cost and labor savings that are hard to ignore, particularly where maintenance teams are being required to do more with fewer staff members and shrinking budgets. However, our growing base of replacement filter sales should serve as a stabling influence as our business progresses.”

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements:

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

PURADYN FILTER TECHNOLOGIES INCORPORATED
STATEMENTS OF OPERATIONS

	Years Ended December 31
	2014	2013

Net sales	$3,112,636	$2,538,613
Cost of sales	2,005,500	1,805,268
Gross profit	1,107,136	733,345

Costs and expenses:
Salaries and wages	1,090,329	1,092,529
Selling and administrative	922,536	958,002
Total Operating Costs	2,012,865	2,050,531

Loss from operations	(905,729)	(1,317,186)

Other (expense) income:
Loss on impairment of fixed assets	—	(29,284)
Settlement income	—	146,273
Miscellaneous income	—	85,719
Interest expense	(251,131)	(218,814)
Total other expense	(251,131)	(16,106)

Provision for income taxes	—	—

Net loss	$(1,156,860)	$(1,333,292)

Basic and diluted loss per common share	$(.02)	$(.03)

Basic and diluted weighted average common shares Outstanding	48,809,135	48,373,044

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Company Contact:

Investor Contact

Puradyn Filter Technologies, Inc.

Catalyst Global LLC

Kathryn Morris

Chris Eddy / David Collins

866 PURADYN (787 2396) or 561 547 9499

212 924 9800

kmorris@puradyn.com

pfti@catalyst-ir.com